SCHEDULE A

Identity of Participants

Mark D. Alcott’s principal business address is 519 E 10th Avenue, Bowling Green, Kentucky 42101. Corissa B. Porcelli’s principal business address is 111 Broadway, 12th Floor, New York, New York 10006.

During the past five years, neither Mr. Alcott nor Ms. Porcelli has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, neither Mr. Alcott nor Ms. Porcelli has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws. Each of Mr. Alcott and Ms. Porcelli is a citizen of the United States of America. Mr. Alcott directly owns 1,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Catalyst Bancorp, Inc. (the “Company”). Ms. Porcelli does not beneficially own any securities of the Company.

Mark D. Alcott, age 59, has served as an Attorney and Managing Partner of the law firm Harlin Parker (formerly Harlin, Parker, Alcott & Chaudoin PSC) for the past twenty-nine years, where he represents, among other clients, regional and national banks in commercial transactions and litigation. Mr. Alcott became a certified bank director through the Bank Director’s Certification Program in January 2025. Mr. Alcott has served on the boards of directors of OSB Community Bank, which provides traditional retail and commercial banking services, and its holding company Ottawa Bancorp, Inc. (OTCMKTS: OTTW) (“OTTW”), since March 2024. Mr. Alcott has also served as President and a director of H.P.R., Inc., a real estate holdings company, since 1997. Previously, Mr. Alcott served on the boards of directors of HopFed Bancorp, Inc. (formerly NASDAQ: HFBC) (“HFBC”), a bank holding company, and its wholly-owned subsidiary, Heritage Bank USA, Inc., a Kentucky state chartered commercial bank engaged in the business of accepting deposits and providing mortgage, consumer, construction and commercial loans to the general public through its retail banking offices, from April 2018 to July 2019. He also previously served as City Commissioner of the City of Bowling Green, Kentucky, from 2005 to 2006, where he was tasked with improving internal controls. In addition, Mr. Alcott has served as a director of various non-profit organizations and currently serves on the board of directors of Hospice of Southern Kentucky, Inc., since August 2023. Mr. Alcott earned his J.D. from the University of Kentucky J. David Rosenberg College of Law and his B.S. in Agri-Business with Minors in Economics and Business Administration from Western Kentucky University.

Corissa B. Porcelli, age 40, serves as the Director of Research for a group of private investment partnerships known as The Stilwell Group, where she makes investment decisions primarily related to community banks. She joined The Stilwell Group in December 2010 as an Analyst and served in that capacity until becoming the Director of Research in April 2016. Ms. Porcelli has served on the board of directors of Sound Financial Bancorp, Inc. (NASDAQ: SFBC), the bank holding company for Sound Community Bank, since May 2024. Ms. Porcelli has also served on the board of directors of Kingsway Corporation (NYSE: KWY), formerly Kingsway Financial Services Inc. (NYSE: KFS), (“Kingsway”), a holding company that owns or controls subsidiaries primarily in the extended warranty and business services industries, since September 2020. Additionally, Ms. Porcelli has served on the board of trustees of New Jersey Tutoring Corps, Inc., a nonprofit organization that provides tutoring and supports educator workforce development, since October 2022. Previously, Ms. Porcelli served on the boards of directors of numerous private and public companies in the financial industry, including CMC Industries Inc., a former subsidiary of Kingsway, from May 2022 to July 2024, Madison Bank of Maryland and its holding company MB Bancorp, Inc. from March 2018 until the company was sold in March 2020, Sunshine Community Bank and its holding company Sunshine Financial, Inc. from February 2016 until the company was sold in April 2018, Delanco Federal Savings Bank and its holding company Delanco Bancorp, Inc. from May 2017 until the company was sold in April 2018, Fraternity Federal Savings and Loan Association and its holding company Fraternity Community Bancorp, Inc. from November 2014 until the company was sold in May 2016, and Colonial Bank FSB and its holding company Colonial Financial Services, Inc. from March 2014 until the company was sold in April 2015. Ms. Porcelli graduated from the University of Pennsylvania with a B.A. in Economics and Psychology and is a CFA® charterholder.

The participants in the solicitation are anticipated to be Stilwell Activist Investments, L.P., a Delaware limited partnership, Stilwell Activist Fund, L.P., a Delaware limited partnership, Stilwell Partners, L.P., a Delaware limited partnership, Stilwell Value LLC, a Delaware limited liability company, Joseph Stilwell, Mr. Alcott and Ms. Porcelli (each a “Participant” and collectively, the “Participants”). Each of the Participants specifically disclaims beneficial ownership of any shares of Common Stock owned by any of the other Participants that he, she or it does not directly own.